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July 27, 1998

                   OWOSSO CORPORATION ANNOUNCES COMPLETION OF
                       SALE OF DEWEZE MANUFACTURING, INC.



July 27, 1998 - King of Prussia, PA - Owosso Corporation (Nasdaq: OWOS) today announced that it has completed the previously announced sale of its DewEze Manufacturing, Inc. agricultural subsidiary for $5.1 million. Owosso received $4.4 million in cash and a note for $0.7 million in exchange for DewEze's assets. The business was sold to Harper Industries, Inc., a company formed by the president of DewEze.

Owosso Corporation is a diversified manufacturer of engineered component products and specialized equipment. By operating in narrowly defined niche markets, Owosso seeks to achieve revenue growth through market penetration and new product development, while maximizing profit margins. Owosso currently has manufacturing facilities in nine states and sells its products nationwide.

To receive additional information on Owosso Corporation, call Owosso's toll-free investor services line at 1-888-OWOS-010, or visit Owosso's website, owosso.com.